EXHIBIT 99.2

Summary (Section 3: pages 1-8) of National Instrument 43-101 technical report
by Behre Dolbear & Company (USA) Ltd.

BEHRE DOLBEAR
founded 1911 MINERALS INDUSTRY ADVISORS

TECHNICAL REPORT ON THE
COMSTOCK MINE PROJECT
GOLD HILL, NEVADA, USA

LATITUDE 37.2739° NORTH
LONGITUDE 119.6690° WEST

PREPARED FOR:

GOLDSPRING, INC.

MAY 17, 2010

PREPARED BY:

MR. MIKE MARTIN
MR. JOSEPH KANTOR
MR. MARK ANDERSON

BEHRE DOLBEAR & COMPANY (USA), INC.
999 Eighteenth Street, Suite 1500
Denver, Colorado 80202
(303) 620-0020

3.0 SUMMARY

3.1 INTRODUCTION

Behre Dolbear & Company, Ltd. (Behre Dolbear) has been retained by GoldSpring, Inc. (GoldSpring) to prepare a Technical Report on the Comstock Mine, 100% owned or leased by GoldSpring. GoldSpring is in the process of formulating operational and financial planning for the property. To date, GoldSpring has completed development drilling, preliminary mine planning, operational planning and financial analysis and has undertaken considerable permitting work, as described briefly in this report on the Comstock Mine property.

The purpose of this report is to provide an independent review and critique of the mineral resource estimates at the property, together with a statement and review of the work already done by GoldSpring and its other consultants on the preliminary planning and analysis. This report is written in compliance with NI 43-101 Standards of Disclosure for Mineral Projects.

3.2 LOCATION

The Comstock Mine Project (CMP) is located in Storey County, Nevada, approximately 3 miles south of Virginia City and 30 miles southeast of Reno, Nevada. Access to the property is by State Route 342, a paved highway. The Project includes the Comstock Mine, an existing open pit gold and silver mine and heap leach facility, which will be redesigned and constructed to accommodate new ore.

3.3 OWNERSHIP

CMP's mineral estate consists of 4,238 acres of active lode mining claims in the Comstock Lode Mining District. The acreage is comprised of 590 acres of patented claims (private lands) and 3,648 acres of unpatented claims, Bureau of Land Management (BLM) administered. A complete list of all the claims is given in Appendix 1.0.

Figure 5.1 in the body of the main report illustrates the CMP land holdings. The topography base map is the United States Geological Survey (USGS) Virginia City, 7½-minute quad sheet, 1:24,000 scale, and portions of the Flowery Peak, New Empire, and Dayton sheets. Individual land leases, patents, or mineral entry claims are color coded as per legend description.

3.4 GEOLOGY

Because of the Comstock District's historic significance during the American Civil War and its world-class bonanza precious metal grades, the geology is well known and has been studied in detail by many researchers. Detailed surface mapping and the careful logging of reverse circulation drill chips by the GoldSpring staff have enhanced their understanding of the CMP geology.

The Comstock District is located within the western portion of the Basin and Range Province of Nevada, between Reno and Carson City. The majority of the epithermal ore bodies occur as veins, breccia zones, and stockworks hosted in three major structural zones: the northeast striking, east dipping Comstock and Occidental fault zones and the northwest striking, east dipping Silver City fault zone. The principal host rocks are Miocene-aged volcanics, volcanoclastic units, and various phases of quartz diorite to andesite porphyry as stocks, dikes, and plugs. Mineralization is related to several overlapping, superimposed

hydrothermal events with both high and low sulfidation styles of alteration. Some of the magmatic events were directly associated with hydrothermal activity.

Placer gold deposits were discovered in 1850 and the lode gold-silver deposits were discovered in 1859. Production since 1950 has been intermittent. Over 8.2 million ounces of gold and over 192 million ounces of silver were produced prior to 1965 (Bonham, 1969).

3.5 MINERALIZATION

Mineralization within the CMP area is hosted by the northwest striking Silver City fault zone and is enhanced in volume and grade where intersected by cross-cutting east-west and northeast striking structures. Detailed geologic studies by the GoldSpring staff have identified four sub-parallel northwest striking faults within the Silver City fault zone. The spacing between these faults is about 150 feet, while thicknesses of mineralization along individual faults range from 40 to 120 feet.

Mineralization within the project drill area is gold enriched with silver to gold ratios of approximately 10:1. This compares to ratios of silver to gold of 100:1 over the Comstock bonanza ore bodies. Drilling has outlined gold and silver mineralization over a strike distance of nearly 1 mile, with in-fill drilling on 50- to 70-foot centers over 0.6 of a mile. The bulk of the exploration drilling is in the Billie the Kid and Lucerne pit areas, a lateral distance of about 0.6 mile. Mineralization is open-ended to the north and south along strike and downdip to the east.

3.6 MINERAL RESERVES AND RESOURCES

3.6.1 Drilling, Sampling, and Assaying

Nearly 700 Reverse Circulation (RC)h oles, drilled by GoldSpring and their predecessors, have defined mineral resources at the Lucerne and Billie the Kid open pits together with those along strike and down-dip. Sampling was undertaken using a wet rotary splitter. Two equal splits plus duplicates on 100-foot intervals were collected, with the samples being secured with good chain of title from the drill site to the primary assay laboratory. For the GoldSpring exploration and development campaigns, all drilling, surface and down-hole surveying, hole abandonment, geologic logging, sampling, and assays were performed to industry-recognized standards.

3.6.2 Quality Assurance/Quality Control

Check sampling was undertaken via duplicates, blanks, and standards inserted into the sample stream at regular intervals. Quality Assurance/Quality Control (QA/QC)ch eck sampling results show no bias and are excellent. The primary assay laboratory, American Assay Laboratories, employs a vigorous internal duplicate and standard assay procedure. Behre Dolbear assumes that earlier pre-GoldSpring drilling and sampling followed industry recognized standards.

3.6.3 Resource and Reserve Estimation Procedures

Dr. Robert Cameron, Ph.D.(Ro bert Cameron Consulting) is a well-recognized authority on computerized mineral resource and reserve calculations and methodology. Dr. Cameron reviewed the GoldSpring resource and reserve modeling and calculations and reran the program (Cameron 2009). He reviewed and discussed all factors, *i.e.*, high-grade assay capping, variograms, rock density, electronic database, block models and parameters, and Kriging and estimation methods. In addition, Dr. Cameron reviewed the

geologic, drilling, sampling, and assaying data. Dr. Cameron physically spot checked assay certificates and compared them to the electronic data and found no errors. Behre Dolbear has not repeated this exercise. Dr. Cameron found that the reserve estimation was a reasonable estimate of the potential reserves at the CMP. It should be noted that the Mineral Reserves Declaration Report (Anderson, 2009) that Dr. Cameron reviewed was written under SME guidelines, not NI 43-101 Technical Report requirements. Nonetheless, Dr. Cameron concluded that the reserve statement by GoldSpring is a reasonable estimate provided that final permitting and legal issues are resolved.

Behre Dolbear has neither remodeled or re-run the resource, but has visually compared assay cross sections to both block model sections and plans, and finds the block model reasonable. Higher- grade blocks are bounded by structure and have strike directions both northwesterly and northeasterly mimicking the recognized structural controls. Based upon this review, Behre Dolbear agrees with the total mineral resource estimates.

GoldSpring utilized a computerized block model for their resource and reserve estimate. The block model grades were generated using ordinary Kriging; Michael Norred of Techbase International Ltd. developed the model. He used the Techbase computerized mine design package, which is an industry accepted, commercially available software.

Veins and breccias control higher-grade mineralization. Surrounding these are lower-grade envelopes of stockwork veining and disseminations, which allows the treatment of the mineralized zones as an envelope that was used to limit the grade model. The envelopes included all samples with gold grades >0.005 ounce per ton and were created on east-west and north-south sections and at 10-foot intervals on plan (level) maps.

3.6.4 Resource and Reserves

There are several factors that concern the classification and extent of Resources as per NI 43-101 Technical Report requirements.

1) Under the NI 43-101 Technical Report guidelines, both Probable and Proven Reserves that have been estimated as per the Anderson Report require that the economically mineable part of a Measured or Indicated Mineral Resource must be converted into Reserve status by the production of at least a Preliminary Feasibility Study. To date there has been no Preliminary Feasibility Study.
2) The GoldSpring mine plan does not include ramps.
3) The GoldSpring mine plan does not include mining dilution, other than within the block model, and ore loss.
4) The Starter Pit, where GoldSpring intends to begin mining in the short term, is totally on Private Lands. As it generally includes close-spaced drill holes, much of the mineralization within it can be considered a Measured Resource. GoldSpring is planning to execute some in-fill drilling to better define the west edge of the deposit and fill in some gaps in the 50- to 70-foot drill spacing within the starter pit. Some of this drilling, in two specific high grade zones, will be on 25-foot centers. Until the in-fill drilling is completed, some of the areas are not defined well enough to be considered a Measured Resource but are sufficiently well defined to be considered as Indicated Resources.
5) The remainder of the resource (Expanded Pit area) is on Federal mining claims that are on BLM administered lands. This will require the National Environmental Policy Act (NEPA) process to be initiated by the BLM. GoldSpring will need to comply with the

NEPA process by preparing an Environmental Impact Statement that evaluates the impacts of the total project on the environment and humans. This process is estimated by GoldSpring to take about four years. Although the outcome is likely to be favorable, at this point in time, the timing for expanding operations is uncertain. GoldSpring has addressed this uncertainty in their sensitivity analysis with a case that assumes an additional year of production from a mining operation on patented ground only.

6) State Route 342 must be relocated in order to exploit the expanded pit resources. This is probably not a major concern, but it does add a small measure of uncertainty. This issue does not prevent GoldSpring from opening the mine, but could affect the timing for expanding the mine, and could affect a portion of the resource.

Thus based upon the above, a Proven or Probable Reserve cannot be stated under NI 43-101 Technical Report requirements at this time.

When Issues 1 to 3 are resolved, it is possible that only the Starter Pit mineralization may then qualify as Proven and/or Probable Reserves. The remainder of the potentially economic mineralization in the Expanded Pit presently classified as Measured and Indicated Resource would remain so until Issues 4 to 6 are also resolved.

From the global inventory in the block model, a total resource was established based upon whether a block could eventually be mined economically by using mining costs and recoveries for each block. Resources were then categorized and summarized using blocks within the model that could eventually be economically extracted at gold prices ranging from $200 to $1,200 per ounce. The estimated Measured and Indicated Resource plus the Inferred Resource, as per NI 43-101 Technical Report requirements, are shown in Table 3.1. Table 3.2 further classifies the Measured and Indicated Resources by Heap Leach and Mill type resources along with waste tonnage and strip ratios.

Dr. Cameron suggested that perhaps half of the Measured Resource should be re-categorized as Indicated Resource. As such, if a portion of the "Measured Resource" blocks were reclassified as "Indicated Resource" blocks, it would increase the Indicated Resource by the same amount it would decrease the Measured Resource. The total tonnage or contained ounces within the combined Measured and Indicated Resource would not change.

TABLE 3.1
MEASURED, INDICATED, AND INFERRED RESOURCES

	Tons	Au (opt)	Ag (opt)	Total Au (ounces)	Total Ag (ounces)
Measured Resources	12,761,000	0.030	0.384	383,000	4,900,000
Indicated Resources	10,152,000	0.025	0.353	254,000	3,584,000
Total Measured and Indicated	22,913,000	0.028	0.370	637,000	8,484,000
Inferred Resource	6,613,000	0.018	0.244	122,000	1,612,000

TABLE 3.2
MEASURED AND INDICATED HEAP LEACH AND MILL RESOURCES

Measured and Indicated Resource	Tons	Au (opt)	Ag (opt)	Total Au (Ounces)	Total Ag (Ounces)	Recoverable Au (Ounces)	Recoverable Ag (Ounces)
Heap Leach	10,337,000	0.013	0.180	134,000	1,853.000	84,000	556,000
Mill	12,576,000	0.040	0.527	503,000	6,619,000	480,000	5,295,000
Total Measured and Indicated	22,913,000	0.028	0.370	637,000	8,484,000	564,000	5,851,000
Waste[1]	36,567,000						

[1]Waste to Ore Ratio at 1.60:1

Note: The term "Ore" is generic and does not imply Reserve classification of economic viability.
Heap Leach gold recovery at 65%; heap leach silver recovery at 30%.
Mill gold recovery at 95%; mill silver recovery at 80%.

Through the review, the author confirms that the resource model and classifications are appropriate and NI 43-101 Technical Report compliant. Furthermore, the author confirms that the resource estimates prepared by GoldSpring, confirmed by Cameron (2009), are accurate, conform to industry standards, and comply with the standards set out in NI 43-101.

3.7 EXPLORATION

After studying all of the information provided by GoldSpring, including the vertical cross-sections through the expanded pit area, Behre Dolbear believes that further drilling outside the presently planned ultimate pit limits is likely to result in developing substantial additional resources.

The potential for substantial additional resources, based upon the presence of underground workings, mineralized outcrops, historic drilling, and geologic mapping, is particularly encouraging northward in the area GoldSpring terms the "Northern Extension." The northerly extension of mineralization beyond the Lucerne/Billie the Kid area has an estimated strike length of 2,700 feet. GoldSpring has inventoried a number of "Historic Resources" through the review of technical reports written by previous mine operators in this "Northern Extension" area. The Historic Resource is estimated at 1,920,000 tons with a grade of 0.041 ounce of gold per ton and 0.959 ounce of silver per ton. Although the data is historic and potential resources non-compliant with NI 43-101 Technical Report requirements, it is a reasonable expectation of potential mineralization.

A portion of the "Northern Extension" is included in the GoldSpring block model. This Inferred Resource is already included within the Inferred Resource category in Table 19.4. Beyond the limits of the block model, GoldSpring has proposed an exploration potential with as much as 19,000,000 tons with an average resource grade similar to already established resources. This mathematical calculation is based upon the resource of 9,135 tons per strike-length-foot over the densely drilled Lucerne and Billie the Kid areas. It should be noted that this assessment is purely conceptual in nature; that there has been insufficient exploration to define a mineral resource; and that it is uncertain if further exploration will indeed result in a mineral resource. However, it is a reasonable expectation of potential mineralization since mineralized outcrops, underground workings, and past drilling confirm the existence of mineralization. GoldSpring has budgeted an extensive RC drilling campaign in 2010 to test a number of high-quality exploration targets in the Northern Extension area.

3.8 MINE REHABILITATION

To date, mine rehabilitation has consisted only of the reclaiming of a portion of the Billie the Kid waste rock storage area in 2009.

3.9 PROCESSING

The exploration and development phase of the current GoldSpring operations has included a broad range of metallurgical tests on various composites representing the three general ore types present on the properties. All contemporary testing has been done at the McClelland Laboratories in Sparks, Nevada. These ore types have been identified as Alta Andesite, Rhyolite, and Metavolcanic. In addition, the three rock types have been composited into high grade, medium grade, and low grade composites. To date, bottle roll tests have been run to establish the amenability of the ore types to cyanide leaching, and column leach tests have been run on the high grade and low grade composites. All testing was performed on RC (reverse circulation) drill cuttings. The average gold recovery from column leach testing has been 76.2% (low grade 0.024 opt) and 93.8% (high grade 0.239 opt) at leach cycles of 184 and 323 days respectively. The high grade composite was subjected to a full milling simulation, including comminution, gravity concentration, CN leaching and tailings agglomeration. This test yielded a total gold recovery of 98.4%. In the test that simulated the agglomeration of low grade ore with process tailings the resulting agglomerates were subjected to geotechnical evaluation of their integrity under heap leach conditions. The tests indicated that a heap constructed with this method could not maintain integrity at a height of over approximately 30 feet. This test, however, was preliminary and was based on RC drill cuttings. GoldSpring plans additional tests using drill core to clarify the preliminary results.

3.10 INFRASTRUCTURE

The Comstock Mine infrastructure consists principally of a refurbished office building and some old, but not antiquated, production and auxiliary buildings, containing some usable equipment, remaining from the previous operations in 2004-2006. Water and electric supplies are sufficient for near-term future use. Property access is by a 1.5-mile gravel road that intersects State Highway 342. Communications, including telephone, are installed and operable.

3.11 ENVIRONMENTAL AND TAILING DISPOSAL

Section 3.11 and Section 25.5 were prepared by Mr. William A. Napier, Senior Associate of Behre Dolbear, under the supervision of Mr. Michael Martin, QP, Mining and Metallurgical Society of America (MMSA).

The Comstock Mining Project is located in the Comstock Historic District, a designated cultural historic site. Thus far, test mining (2004 to 2006) has occurred on patented claims. Since 2007, the project has been in a voluntary temporary closure mode. In 2009, PMC began to apply for and obtain permits needed for the resumption of operations at a nominal production rate of 2,400 tpd. The Company is preparing to trigger the National Environmental Policy Act (NEPA), once the Plan of Operations has been submitted to the Bureau of Land Management (BLM). The Company intends to extend operations onto government lands,co ntingent on a positive decision to recommence operations.A s part of the NEPA process:

1) State Route 342 will need to be re-aligned in support of the extension of the new pit.

2) Minor trespasses onto federal land, that have occurred over the last five years, are being managed through a dialog with the BLM.

PMC has generally been in compliance with their existing permits and legislative requirements. Early in 2009, PMC received a series of warning notification letters for not submitting reports within the stipulated time frames. The Mine Safety Health Administration (MSHA) fined the Company for minor administrative penalties. PMC has maintained good relationships with regulatory authorities and is well positioned to proceed with the next stage of environmental permitting. During Project hiatus, PMC has reduced its community engagement programs. From the available data, PMC has maintained support within the key communities of interest. To date, there has been no indication of opposition to the Project from national, regional, or local environmental associations, or anti-mining groups. A description of the environmental aspects is found in Section 25.5.

A "moderate risk" of a delay to the schedule for expanding the operation has been determined because of the complexity of the Federal NEPA permitting process coupled with the need to re-route a portion of State Route 342. GoldSpring has addressed this uncertainty in their sensitivity analysis with a case that assumes an additional year of production from a mining operation on patented ground only.

Tailings produced from the small mill treating the higher grade fractions of the resources will be mixed with the crushed low-grade going to the heap for leaching.

3.12 PROJECT ECONOMICS

The cash flow spreadsheet included with the Mineral Reserves Declaration Report of The Comstock Mining Company LLC, provided by GoldSpring, Inc.,w as examined.

Mr. William Jennings compiled his own cash flow spreadsheet (without changing GoldSpring's capital and operating costs) and achieved comparable results: Net present value (NPV) at 8% discount rate of $81,760,997, whereas GoldSpring reported $85,609,954, a difference of 4.5%. Mr. Jennings's calculation of rate of return is 52.5%, while GoldSpring's is 53.4%.

It should be noted by the reader that these economic analyses were made on the Comstock Mine mineral resources, and not on reserves. They should not be given significant weight, until such time as reserves can be calculated, and costs, etc., used can be verified by at least a preliminary pre-feasibility study.

3.13 CONCLUSIONS

The author believes the Comstock Mine Project represents a well-explored epithermal precious metal deposit within a world-class mining district. The deposit is hosted in structurally prepared rocks within the northwest striking, east dipping Silver City fault zone. Grades and extent of mineralization are enhanced where this fault zone is intersected by east-west and northeast striking faults. The geology of the project area is well described and understood through vigorous surface mapping and drill hole logging. The density of geologic data is high, and the reliability is excellent, particularly in the Starter Pit area. Additional drilling is required in the Expanded Pit area. Drilling and assaying followed accepted industry-standard methods, and the evaluation of QA/QC results is very good. Due to a number of factors, most importantly the lack of a Preliminary Feasibility Study, all of the mineralization is classified as Measured, Indicated, and Inferred, with none fulfilling the NI 43-101 Technical Report requirements for Reserve status. Additional Project needs include continued in-fill drilling in the Expanded Pit area, initiation of a geotechnical/metallurgical large-diameter drill core program, completion of an EIS, and re-

location of a state highway. Exploration opportunities to expand the known mineralization down-dip and along strike to the north and south are outstanding and have the potential of doubling the estimated Measured and Indicated Resource.

3.13.1 Recommendations

3.13.1.1 Geology and Ore Resources

- GoldSpring is planning a 6-core-hole geotechnical/metallurgical drilling campaign. It is recommended that this program be initiated and perhaps expanded to insure sufficient data is acquired concerning the Expanded Pit scenario;
- Following completion of this currently planned core drilling program, GoldSpring should carry out at least a preliminary pre-feasibility study to establish new capital and operating costs and thus be able to calculate reserves that conform to NI 43-101 Technical Report requirements; and
- GoldSpring should move as rapidly as possible towards completing an Environmental Impact Statement EIS for the expansion towards production from the Expanded Pit. Dr. Cameron recommended budgeting additional funds for this task. Behre Dolbear concurs with this recommendation. It should be noted, however, that EIS sometimes take longer to complete and cost more than expected.

3.13.1.2 Mining

- GoldSpring has assumed ultimate pit slopes of 61° (without a ramp) in its design work and financial evaluations. On request, the pit shell was rerun by GoldSpring in 5° increments to 45°, at which angle there was only a relatively minor change in resources and the stripping ratio from the 61° slope assumed. It is recommended that slope stability studies be performed by an independent consultant to ascertain the correct safe slope for the pit.

3.13.1.3 Processing

- Additional metallurgical testing will be required to guide the final design and capital cost estimates the for processing facilities to maximize the recovery og gold and silver. The samples tested in the work completed by McClelland Laboratories, detailed in prior paragraphs, were obtained from RC cuttings. Drill core samples, representative of the resources to be processed, need to be subjected to both column leach testing, simulated Counter Current Decantation (CCD) leach testing, and Grind, Cyanide, Leach, Precipitation, Agglomeration (GCLPA) testing. It is entirely possible that crush sizes in heap leach could exceed ½ inch, thereby, making the process economics very favorable even when considering a slightly lower gold and silver recovery. This may prove to be very favorable if a single treatment option such as "whole ore leach" were to be chosen.